UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

OMINTO, INC (formerly DubLi, Inc)
(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Ominto, Inc.

1110-112th Avenue NE
Suite 350
Bellevue, WA 98004

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the holders of voting power of the common stock of Ominto, Inc., a Nevada corporation, have approved the following action without a meeting of stockholders in accordance with the Nevada Revised Statutes:

The approval of a reverse stock split of all our authorized and outstanding common stock at a specific ratio to be determined by our board of directors within a range from 1-for-20 to 1-for-100 and an amendment to the voting rights of our authorized and outstanding Super-Voting Preferred Stock. The actions will become effective on the 20th day after this Information Statement is mailed to our stockholders.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Because we have obtained the written consent of holders of a majority of the voting power of our common stock, all applicable stockholder voting requirements to approve the actions have been satisfied, and we are not asking you for a proxy. Please do not send us one. We are furnishing this Information Statement to you solely to inform you of the approval of the actions by our stockholders. No action is required by you.

The Information Statement is for information purposes only - Please read it carefully.

By order of the Board of Directors

/s/ Ivan Braiker
Chief Executive Officer and Director

October 13, 2015

OMINTO, INC.

1110-112th Avenue NE
Suite 350
Bellevue, WA 98004

INFORMATION STATEMENT

Action by Written Consent of Stockholders

GENERAL INFORMATION

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being furnished in connection with the action by written consent of stockholders taken without a meeting of a proposal to approve the actions described in this Information Statement. We are mailing this Information Statement to our stockholders of record as of August 31, 2015 on or about October 13, 2015.

QUESTIONS AND ANSWERS

Why did I receive this Information Statement?

Stockholders owning a majority of the voting power of our outstanding shares of common stock took action by written consent in lieu of a stockholders’ meeting. Federal securities laws require that our other stockholders receive this Information Statement before the action can become effective.

What action was taken by written consent?

We obtained stockholder consent for the approval of a reverse stock split of the issued and outstanding shares of our common stock at a specific ratio to be determined by our board of directors within a range from 1-for-20 to 1-for-100 and for an amendment to our Certificate of Designation to revise the voting rights of our outstanding Super-Voting Preferred Stock to account for the reverse split. The number of Super-voting Preferred remains the same but the voting rights of the Super-Voting Preferred will be amended accordingly to match the ratio of any reverse split which is adopted by our board of directors. The resolution provides that the shareholder approval expires on March 31, 2016 if a reverse split is not consummated by that date.

How many shares of stock were outstanding on August 15, 2015

On August 15, 2015, the date we received the required stockholder approval, there were 550,353,567 shares of common stock outstanding and 185,000 shares of Super-Voting Preferred outstanding. Holders of common stock and Super-Voting Preferred vote as a single class of stock. Holders of common stock are entitled to one vote for each share of common stock and holders of Super-Voting Preferred are entitled to 2,000 votes for each share of Super-Voting Preferred.

What vote was obtained to approve the amendment to the certificate of incorporation described in this Information Statement?

We obtained the approval of approximately 55% of the voting power of our outstanding shares which consisted of a vote of 139,778,537 shares of common stock and 185,000 shares of Super-voting Preferred (which converts to 370 million votes).

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Who is paying the cost of this Information Statement?

We will pay for preparing, printing and mailing this Information Statement. Our costs are estimated at approximately $15,000.

What action do I need to take as a stockholder?

You are not required to take any action. The actions approved by written consent can take effect no sooner than 20 days from the date of mailing this Information Statement.

Am I entitled to appraisal rights?

No. You are not entitled to appraisal rights in accordance with Nevada law in connection with the actions taken by written consent.

Where can I find more information about the Company?

As required by law, we file annual, quarterly and current reports and other information with the SEC that contain additional information about our company. You can inspect and copy these materials at the public reference facilities of the SEC’s Washington, D.C. office, 100 F Street, NE, Washington, D.C. 20549 and on its Internet site at http://www.sec.gov.

REVERSE STOCK SPLIT

Approval of a Reverse Split and Preferred Amendment

Our board of directors has adopted a resolution authorizing, but not requiring, (a) a reverse split of our common stock at a specific ratio to be determined by our board of directors within a range from 1-for-20 to 1-for-100 and (b) and amendment to our Certificate of Designation in order to adjust the voting rights of the Super Voting Preferred in the same ratio as any common stock reverse split ultimately approved by our board of directors. Stockholders holding a majority of the outstanding votes approved the reverse stock split and preferred amendment by written consent on August 15, 2015.

Reasons for the Reverse Split

Increase Per Share Stock Price of Common Stock: The reverse stock split is intended to increase the per share stock price of our common stock. As of September 22, 2015, the last reported closing price of our common stock was $0.17 per share. Our board of directors believes that if we are successful in maintaining a higher price per share of our common stock, we will be able to generate greater interest among investors and institutions. If we are successful in generating such interest, we anticipate that our common stock would have greater liquidity and a stronger investor base.

Our board of directors also believes that a higher stock price is necessary in order for our common stock to qualify for a listing on a national stock exchange. We have applied for listing on The NASDAQ Capital Market, which has a minimum market (bid) price requirement for new applicants of $4.00 per share. We believe that effecting the reverse stock split will help us achieve such minimum share price and allow us to meet the minimum share price requirement. However, the effect of the reverse stock split, if any, upon the sustained stock price for our common stock cannot be predicted, and the history of similar reverse stock splits for companies like us is varied. Further, we cannot assure you that the stock price of our common stock after any reverse stock split will be maintained in proportion to the reduction in the number of shares of common stock outstanding as a result of the reverse stock split because, among other things, the stock price of our common stock may be based on our performance and as well as other factors.

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We selected a reverse stock split ratio range of not less than 1-for-20 nor more than 1-for-100 in order to balance the desire for a higher trading price for our common stock against the potential decreased liquidity from reducing the total number of shares of our common stock that would be issued and outstanding. Although we believe the reverse stock split is necessary to enable us to increase the per share stock price of our common stock, we cannot assure you that if we effect the reverse stock split that those objectives will be accomplished.

Make Additional Shares of Authorized but Unissued Common Stock Available : The Company currently has 700 million shares of common stock authorized and has issued, or committed to issue, substantially all of those shares. Of the 700 million common shares authorized, we are obligated to reserve 150 million shares for securities issued pursuant to our 2010 Omnibus Equity Incentive Plan, as amended (the "Plan"). As of August 31, 2015, 550,353,567 shares of common stock are outstanding, but a total of 51,894,938 of these shares were issued pursuant to the Plan. Therefore of the 550 million shares which can be issued outside of the Plan, we have currently issued 498,458,629 shares and have 51,541,371 shares available for future issuances. We have reserved 37,500,000 shares of common stock for options and convertible securities issued outside of the Plan, which consist of warrants issued to investors and for services. Of the 150 million issuable under the Plan, we have currently granted 117,810,272 shares, 65,915,334 of which remain outstanding, and therefore, 32,189,728 shares remain available for future issuances under the Plan.

Our board of directors approved the reverse stock split without concurrently decreasing the number of authorized shares of common stock to ensure that the Company has sufficient shares of common stock available for general corporate purposes including, without limitation, acquisitions, establishing strategic partnerships, equity financings, providing equity incentives to employees, and other recapitalizations. From time to time the Company considers these types of transactions as market conditions or other opportunities arise. Further, the Company is in need of capital to execute its business plan, and continues to actively consider capital raising transactions which would require issuances of shares of common stock which shares will become available as a result of the reverse split.

Principal Effects of the Reverse Split

In the event our board of directors determines to effect the reverse stock split, we will publicly announce the reverse split and the exact number of shares in the range previously approved by the board. The par value of our common stock and preferred stock will remain at $0.001 and $.01 per share, respectively.

In the event the reverse stock split and preferred amendment is later effected by our board, it will apply simultaneously for all outstanding shares of our common stock and preferred stock. The reverse stock split will affect all of our common stockholders uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except to the extent that the reverse stock split results in any of our common stockholders owning a fractional share, in which case such fractional share will be rounded up to the next whole share. Stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. The reverse stock split will not affect our ongoing reporting obligations under the Securities Exchange Act of 1934, as amended.

As shown in the table below, in the event the reverse stock split is effected, one of the results will be to effectively increase the proportion of authorized shares of common stock and preferred stock which are unissued relative to those which are issued.

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The following table provides estimates as of August 31, 2015, of the number of shares of our common and preferred stock (a) authorized, and (b) outstanding, at the following times: (i) prior to any reverse stock split; (ii) in the event the reverse stock split is effected and it is at a 1-for-20 ratio; and (iii) in the event the reverse stock split is effected and it is at a 1-for-100 ratio:

	Number of Shares of Common Stock Authorized	Number of Shares of Common Stock Outstanding	Number of Shares of Preferred Stock Authorized	Number of Shares of Preferred Stock Outstanding
Prior to any reverse stock split	700 million	550,353,567	25 million	185,000

After assumed 1-for-20 reverse stock split (1) (2)	700 million	27,517,679	25 million	185,000	(3)

After assumed 1-for-100 reverse stock split (1) (2)	700 million	5,503,535	25 million	185,000	(3)

(1)	These estimates assume a total of 550,353,567 shares of common stock issued and outstanding immediately prior to the reverse stock split.
(2)	These estimates also do not reflect the potential effect of rounding up for fractional shares that may result from the reverse stock split.
(3)	The reverse split will not change the number of shares of Super Voting Preferred shares outstanding, but the amendment to our certificate of designation for the Super Voting Preferred will adjust the voting rights of the Super Voting Preferred in the same ratio as the reverse split.

Accounting Matters

The reverse stock split will not affect the par value of our common or preferred stock, which will remain $0.001 and $.01 par value per share, respectively. As a result, at the effective time of the reverse stock split, the stated capital attributable to common and preferred stock and the additional paid-in capital account on our balance sheet will not change. Reported per share net income or loss will be higher because there will be fewer shares of stock outstanding.

Options, Restricted Stock Awards, Warrants and Convertible Notes

The reverse stock split will cause proportionate adjustments to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, preferred shares and convertible notes entitling holders thereof to purchase, exchange for, or convert into, shares of common stock. This would result in approximately the same aggregate price being required to be paid under such options, warrants and notes, upon exercise, and approximately the same value of shares of common stock being delivered upon such exercise or conversion, immediately following the reverse stock split as was the case immediately preceding the reverse stock split. The number of shares vesting under restricted stock grants made will be similarly adjusted, subject to our treatment of fractional shares. The number of shares reserved for issuance pursuant to these securities will be proportionately based upon the reverse stock split ratio determined by the board of directors, subject to our treatment of fractional shares.

Fractional Shares

We will not issue fractional shares of stock in connection with the reverse stock split. In lieu thereof, stockholders who would otherwise be entitled to receive a fractional share as a consequence of the reverse stock split will be rounded up to the next whole share of common stock. As a result, stockholders will not receive cash for fractional shares.

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Odd Lots

In the event the reverse stock split is effected, it will result in an increased number of stockholders owning “odd lots” of fewer than 100 shares of our common stock after the reverse stock split. The per share costs, including brokerage commissions, of transactions in odd lots, are generally higher than the costs of transactions in “round lots” of multiples of 100 shares.

CUSIP Number

In the event the reverse stock split is effected, our common stock will have a new Committee on Uniform Securities Identification Procedures Number (CUSIP Number), which is a number used to identify our equity securities.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our board or contemplating a tender offer or other transaction for the combination of us with another company, the reverse stock split is not being effectuated in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to our board and stockholders. Our board of directors does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of us.

Board Discretion to Effect the Reverse Split

Our board of directors may effect only one reverse stock split in connection with this Information Statement and the reverse stock split must be effected on or before March 1, 2016. If our board decides to delay the reverse stock split beyond that date, we would be required to re-obtain stockholder approval and mail you another Information Statement. Our board’s decision to effect the reverse stock split, if at all, will be based on its determination as to the advisability of the reverse stock split, in connection with the considerations described above under the section “Reasons for the Reverse Split.” In the event our board decides to effect the reverse stock split, our board may nonetheless abandon the reverse stock split, without further action by our stockholders, at any time prior to the effectiveness of the reverse split.

Procedure for Effecting Reverse Split and Exchange of Stock Certificates

If our board of directors believes that effecting the reverse stock split is in our best interests and that of our stockholders, our board will determine the ratio of the reverse stock split to be implemented and publicly announce such ratio.

Our board may delay effecting the reverse stock split until March 1, 2016 without re-obtaining stockholder approval. However, we must re-obtain stockholder approval if our board delays effecting the reverse stock split beyond such date. At the effective time of the reverse stock split, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

The reverse stock split will take place on the effective date without any action on the part of the stockholders. In the event the reverse stock split is effected, as soon as practicable after the effective date stockholders will be notified that the reverse stock split has been effected. Stockholders who hold shares in certificated form should not do anything with their certificates at this time.

Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Stockholders holding pre-split shares may, at their own expense, surrender to the exchange agent certificates representing pre-split shares in exchange for certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent and the applicable transfer fee payable by the stockholder. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-split shares.

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Effect on Registered and Beneficial Stockholders

Upon the reverse stock split, we intend to treat stockholders holding our common stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY
CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Federal Income Tax Consequences of the Reverse Split

The following is a summary of certain material United States federal income tax consequences of the reverse stock split, does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split, and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre- reverse stock split shares were, and the post- reverse stock split shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with their own tax advisor with respect to the tax consequences of the reverse stock split. As used herein, the term United States holder means a stockholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any State of the United States or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

No gain or loss should be recognized by a stockholder upon the stockholder’s exchange of pre- reverse stock split shares for post- reverse stock split shares pursuant to the reverse stock split. The aggregate tax basis of the post- reverse stock split shares received in the reverse stock split will be the same as the stockholder’s aggregate tax basis in the pre- reverse stock split shares exchanged therefor. The stockholder’s holding period for the post- reverse stock split shares will include the period during which the stockholder held the pre- reverse stock split shares surrendered in the reverse stock split.

Our view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

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Risks Associated With the Reverse Stock Split

The reverse stock split may not result in a proportionate increase in the price of our common stock, in which case we may not be able to list our common stock on The NASDAQ Capital Market.

We expect that the reverse stock split of our outstanding common stock will increase the market price of our common stock so that we will be able to meet the minimum bid price requirement of the listing rules of The NASDAQ Capital Market. However, the effect of a reverse stock split upon the market price of our common stock cannot be predicted with certainty, and the results of reverse stock splits by companies in similar circumstances have been varied. It is possible that the market price of our common stock following the reverse stock split will not increase sufficiently for us to be in compliance with the minimum bid price requirement. If we are unable meet the minimum bid price requirement, we may be unable to list our shares on The NASDAQ Capital Market.

Even if the reverse stock split achieves the requisite increase in the market price of our common stock, we cannot assure you that we will be able to continue to comply with the minimum bid price requirement of The NASDAQ Capital Market.

Even if the reverse stock split achieves the requisite increase in the market price of our common stock to be in compliance with the minimum bid price of The NASDAQ Capital Market, there can be no assurance that the market price of our common stock following the reverse stock split will remain at the level required for continuing compliance with that requirement. It is not uncommon for the market price of a company’s common stock to decline in the period following a reverse stock split. If the market price of our common stock declines following the effectuation of the reverse stock split, the percentage decline may be greater than would occur in the absence of a reverse stock split. In any event, other factors unrelated to the number of shares of our common stock outstanding, such as negative financial or operational results, could adversely affect the market price of our common stock and jeopardize our ability to meet or maintain The NASDAQ Capital Market’s minimum bid price requirement.

Even if the reverse stock split increases the market price of our common stock, there can be no assurance that we will be able to comply with other continued listing standards of The NASDAQ Capital Market.

Even if the market price of our common stock increases sufficiently so that we comply with the minimum bid price requirement, we cannot assure you that we will be able to comply with the other standards that we are required to meet in order to maintain a listing of our common stock on The NASDAQ Capital Market. Our failure to meet these requirements may result in our common stock being delisted from The NASDAQ Capital Market, irrespective of our compliance with the minimum bid price requirement.

The reverse stock split may decrease the liquidity of the shares of our common stock.

The liquidity of the shares of our common stock may be affected adversely by the reverse stock split given the reduced number of shares that will be outstanding following the reverse stock split, especially if the market price of our common stock does not increase as a result of the reverse stock split. In addition, the reverse stock split may increase the number of stockholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

Following the reverse stock split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, there can be no assurance that the reverse stock split will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our common stock may not necessarily improve.

Appraisal Rights

Under the Nevada Revised Statutes and our articles of incorporation and bylaws, stockholders are not entitled to appraisal rights with respect to the reverse stock split, and we will not independently provide stockholders with any such right.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table is based on information provided to us or filed with the SEC by our directors, executive officers and principal stockholders. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Shares of common stock issuable upon exercise or conversion of options, warrants or promissory notes that are currently exercisable or convertible or are exercisable or convertible within 60 days after September 1, 2015, are deemed outstanding for purposes of computing the percentage ownership of the person holding such securities, but are not deemed outstanding for computing the percentage of any other stockholder. Unless otherwise indicated, the address for each stockholder listed in the following table is c/o Ominto, Inc. at 1110-112th Avenue NE, Suite 350, Bellevue, WA 98004.

Common Stock

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Class Owned (%)
Officers and Directors
Michael Hansen (2)	139,861,870	25.4%
Andreas Kusche (3)	7,516,834	1.37%
Betina Dupont Sorensen (4)	7,500,000	1.36%
Gregory J. Newell (5)	416,667	*
David C. Pollei (6)	3,250,000	*
Gary S. Baughman (7)	416, 667	*
Mitch C. Hill (8)	416,667	*
Ivan Braiker (9)	1,071,667	*
Peter H. Harris (10)	416,667	*
Thomas J. Virgin (11)	455,166	*
Nickolas Sharp (12)	250,000	*
Thomas Vogl (13)	166,667	*
Total	161,738,872	29.0%
Officers and directors as a group (12 persons)

5% or greater holders

Joseph Saouma (14)	45,000,000	7.8%
K Foundation (15)	45,900,000	8.3%
Sleiman Chamoun (16)	33,400,003	6.0%
Total Affiliates	124,300,003	22.4%

* Less Than 1% of Class Owned

(1)	A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon exercise of options and warrants and upon conversion of convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and that are exercisable or convertible within 60 days from the date hereof have been exercised or converted.
(2)	Mr. Hansen disclaims a pecuniary interest in shares of common stock held by Ms. Sorensen, his common law spouse, or their adult child who shares their household. As a member of Ms. Sorensen’s household, Mr. Hansen may be deemed to have a pecuniary interest in any shares held by Ms. Sorensen or their adult child sharing their household. Mr. Hansen’s address is Arabian Ranches Polo Homes, Villa 20, Dubai, U.A.E.
(3)	Mr. Kusche’s address is Norton Court I, Apt 010, P.O. Box 644783, U.A.E.

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(4)	Ms. Sorensen disclaims a pecuniary interest in any other shares of common stock, including those shares of common stock held by Mr. Hansen, her common law spouse, and their adult child who shares their household. As a member of Mr. Hansen’s household, Ms. Sorensen may be deemed to have a pecuniary interest in any shares held by Mr. Hansen or their adult child. Ms. Sorensen’s address is Arabian Ranches Polo Homes, Villa 20, Dubai, U.A.E.
(5)	All shares underlying options.
(6)	All shares underlying options.
(7)	All shares underlying options.
(8)	All shares underlying options.
(9)	Includes 1,041,667 shares underlying options.
(10)	All shares underlying options.
(11)	Includes 416,667 shares underlying options.
(12)	All shares underlying options.
(13)	All shares underlying options.
(14)	Includes 25,000,000 shares underlying warrants exercisable until August 14, 2016. Mr. Saouma’s address is Amine Gemavel ST. #226 Beirut Lebanon.
(15)	K Foundation’s address is Mayee Management Limited 19/F., Seaview Commercial Building 21-24 Connaught Road West, Hong Kong.
(16)	Includes 5,000,000 shares underlying warrants which expire October 14, 2015. Mr. Chamoun’s address is Villa Chamoun, Vazzat El Bwar Fatka, Lebanon.

Preferred stock:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Class Owned (%)	Amount and Nature of Beneficial Ownership (1)	Percentage of Class Owned (%)

Michael Hansen (1)	185,000	100%	100.0	100.0

(1)	Consists of 185,000 shares of “Super Voting Preferred Stock” which is entitled to 2,000 votes per share. Each share of Super Voting Preferred Stock is convertible into one share of common stock upon the earlier of a “Change in Control Transaction” approved by the stockholders of the Company, a transfer of any such share of preferred stock, or August 17, 2017.

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 INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

No person who has been a director or officer of the Company at any time since the beginning of the last fiscal year, nominee for election as a director of the Company, nor associates of the foregoing persons have any substantial interest, direct or indirect, in proposed amendment to our articles of incorporation which differs from that of other stockholders of the Company.

PROPOSAL BY SECURITY HOLDERS

No security holder has requested us to include any proposal in this Information Statement.

ADDITIONAL AVAILABLE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance with such act we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the public reference facilities of the Securities and Exchange Commission at 100 F Street, N.E., Washington D.C. 20549 or may be accessed at www.sec.gov.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Under SEC rules, only one annual report, information statement or Notice of Internet Availability of Proxy Materials, as applicable, need be sent to any household at which two or more of our stockholders reside if they appear to be members of the same family and contrary instructions have not been received from an affected stockholder. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses for us. Brokers with accountholders who are our stockholders may be householding these materials. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, now or at any time in the future, you no longer wish to participate in householding and would like to receive a separate annual report, information statement or Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies of these documents at your address and would prefer that the communications be householded, you should contact us at Ominto, Inc. 1110-112th Avenue NE Suite 350 Bellevue, WA 98004 Attn: Corporate Secretary, or by phone at 561-362-2381.

By Order of the Board of Directors

/s/ Ivan Braiker
Chief Executive Officer and Director

October 13, 2015

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